SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549


                                      FORM 11-K


               [x] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

          For the Fiscal Year ended December 31, 2003

                                         OR

               [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

          For the transition period from __________ to __________

          Commission file number   0-14616

               A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                   J & J Snack Foods Corp. 401(k) Profit Sharing Plan

               B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                   J & J Snack Foods Corp.
                   6000 Central Highway
                   Pennsauken, NJ  08109


                                                            EXHIBIT 24.1


              CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


          We have issued our report dated May 28, 2004 accompanying the financial statements and schedule incorporated by reference or included in the Annual Report of J & J Snack Foods Corp. 401(k) Profit-Sharing Plan on Form 11-K for the year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statement of J & J Snack Foods Corp. on Form S-8 (File No. 333-94795, effective January 18, 2000, File No. 333-03833, effective May 16, 1996, File No. 033-87532, effective
          December 16, 1994, File No. 033-50036, effective July 24, 1992 and File No. 033-11353, effective January 15, 1987).






          /s/ GRANT THORNTON LLP


          Philadelphia, Pennsylvania
          May 28, 2004




                                     SIGNATURES


               Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        J & J Snack Foods Corp.
                                        401(k) Profit Sharing Plan



                                        /s/ Dennis G. Moore
          Date: 6/08/04

                                        Dennis G. Moore
                                        Plan Administrator